Exhibit 99.1

INTRODUCTION:

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the Fiscal Third Quarter for the three months ending June 30, 2006.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings, including our 10Q for the March 31, 2006 quarter, as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Bill Angrick, CEO

Welcome and good afternoon.

We appreciate the opportunity to update you on the performance of our business.

As detailed in our earnings press release, Q3 was another strong quarter for the Company as we continued to execute our strategy to develop the leading online marketplace for wholesale, surplus and salvage assets.

The use of e-commerce in the reverse supply chain is still nascent. Therefore, we believe we have an important opportunity as a first mover in this market segment to educate the marketplace on the benefits of our online marketplace platform and to further establish LSI as an industry leader.

We pursued this mission well during the June qtr.

1.                                       We reported Revenue of $38.7 million, representing, 69% YOY growth and Gross Merchandise Volume or “GMV” of $46.7 MM, representing 76% YOY growth.

During the quarter our commercial and public sector sellers saw the benefits of using our model to improve the visibility, tracking and ultimate recovery value realized in the sale of reverse supply chain goods.

We were able to achieve these results primarily by further penetrating existing seller relationships. We experienced strong growth in all segments of our business, with particularly strong growth in on our commercial business which grew by approximately 120% YOY during the qtr. Our pipeline of commercial business continues to progress nicely. For example, we have recently agreed to test our solution with a major Fortune 500 retailer on a regional basis over the next 2-3 quarters. This is a new relationship for the Company.

An exciting attribute of our online marketplace model is that as we continue to grow the volume of goods moving through our marketplace, we create a stronger value proposition for both buyers and sellers. In particular, as we continue to scale, our ability to accelerate the delivery of an end-to-end e-commerce solution for large sellers is further enhanced.

Another important byproduct of our growth is continued diversification of our supplier contracts. During the June qtr, the DOD surplus contract decreased to approximately 46% of total GMV from approximately 75% in the prior year period. We expect this diversification to continue given our overall growth trends.

While we are on the subject of the DoD Surplus contract, I would like to note that the Government Accountability Office (GAO) recently issued a report citing weaknesses in DoD excess inventory control procedures and lax security at selected DoD facilities with respect to surplus property.

The GAO report makes reference to the DOD excess property sales contractor and noted that the sales contractor failed to verify demilitarization codes of items received and to return such items to the DoD.

To clarify, LSI does not have a contractual mission to verify DEMIL codes on items referred for sale by the DoD and has always promptly removed from sale and returned items that have been subject to a classification change when requested by the DoD.

Our overall observation in our work with the DoD over the past 5 years has been a continued effort by this important agency to modernize its supply chain operations and improve efficiencies. During this period and through our contracts, LSI has been an important enabler for business transformation and process reengineering by the DOD in the reverse supply chain. We have expanded our relationship with the DoD from a single contract to four contracts by bringing this client value added solutions that are derived from our unique knowledge and insights regarding the DoD operational footprint and organizational structure.

We view the GAO report as further evidence that more improvements can be made. As a service provider, LSI and its management team continue to work closely with the DoD to offer solutions that leverage our core competencies to assist the agency in addressing its needs—just as we have done over the past 5 years.

2.                                       Another strategic focus for LSI is increasing Buyer Participation in our online marketplaces.

At the end of the June quarter, our total number of registered buyers grew to approximately 489,000, representing 38% YOY growth.

During the June quarter auction participants grew to approximately 261,000, representing 23% YOY growth.

More importantly we continue to attract the correct buyers for the goods we sell and present these goods in the appropriate lot size and with the appropriate information, including technical information, manifests and photos to maximize value. During the quarter, we averaged approximately five auction participants per completed auction, resulting in competitive market pricing and outstanding liquidity for the wholesale, surplus and salvage assets we bring to market.

This is a key competitive advantage of our business model.

For example, on behalf of the DOD, we estimate that we have more than doubled the sales value realized for DoD surplus assets versus historical sales methods. Our DOD scrap business and commercial business have generated similar impressive increases in sales value through the use of our online marketplace.

Our transparent online marketplace has also proven very attractive to small businesses, including brick-and-mortar discount stores, refurbishers, and online power sellers who gain efficient access to a wide variety of bulk goods through our online marketplace.

Under our SV contract with the DOD, we were rewarded with a higher profit sharing percentage during the quarter for achieving small business participation goals. We expect to continue to be a very desirable marketplace for small businesses due to the increasing volume of merchandise offered through our marketplace and our value added services, including transaction settlement, shipping management and customer support.

3.                                       Operationally, I would like to highlight a few accomplishments during the quarter:

We continue to make significant investments and improvements in the areas of technology, operations, sales and customer support to satisfy the growing demand for our services. These investments are to ensure that we maintain a high level of quality assurance to support our customers.

We are pleased with the progress made in the rollout of our Cranberry, NJ and Las Vegas, Nevada distribution centers which are now integrated with our online marketplaces.

Note, that in July we signed a lease for a 94,000 sf warehouse facility in Indianapolis, Indiana to provide coverage in the Midwest region to support our growing commercial business. We expect this facility to ramp up over the next 2 quarters.

We continue to experience that our DC business processes and operations provide significant value to our large sellers by obviating costs they would otherwise incur in tracking, storing and shipping surplus goods from their own facilities which are primarily dedicated to forward supply chain activities.

For example, this strategy has enabled the DoD to save approximately $20 million in costs per year.

Our DC operations also enable buyers to save on shipping costs by purchasing goods from a location more proximate to their place of business. Reduced buyer shipping costs allows LSI to capture more value for the goods we sell which benefits our sellers and the economics of our business.

Internationally, during the quarter we made good progress ramping up our new DOD contract in Germany; and we have recently deployed a new mulit-lingual marketplace, Liquibiz.com to support existing and new European buyers and sellers.

Next, I would like to highlight the fact that we have maintained our focus on profitable growth.

In the June qtr, we generated record adjusted EBITDA of approximately $4.0 million, representing a growth rate of approximately 109% versus the prior year period. We recorded adjusted EPS of $0.09 per share for the quarter.

A few notes regarding forward guidance:

1.                                       The June quarter was the first quarter that included the full effects of public company operating costs. Of course, this will be the case going forward as well.

2.                                       In order to execute against the demand for our solution in the marketplace, particularly in our commercial business, we will need to continue to invest in our operations and distribution center infrastructure, such as in our new Indianapolis facility. These important investments which we will make over the next several quarters will position LSI to build critical mass in the commercial marketplace that will drive long term growth for LSI and our shareholders.

3.                                       Our guidance for the September quarter reflects our current outlook for the business, including any interruption in the receipt of goods under our surplus contract with the DoD as a result of additional inventory review procedures implemented by this client.

Now, I would like to turn the discussion over to Jim Rallo, our Chief Financial Officer and Treasurer.

Jim Rallo, CFO and Treasurer

Thanks Bill

The amount of gross merchandise volume or GMV transacted through our marketplaces increased $20.2 million, or 76.0%, to $46.7 million for the quarter ended June 30, 2006 from $26.5 million for the quarter ended June 30, 2005. We believe this increase is primarily attributable to (1) our scrap contract with the DoD, which had its third full quarter of operations accounting for 25.7% of revenue and 21.3% of gross merchandise volume and (2) increased supply from our corporate sellers, which is primarily represented by our consignment business and grew approximately 120%.

Revenue increased $15.8 million, or 68.9%, to $38.7 million for the quarter ended June 30, 2006 from $22.9 million for the quarter ended June 30, 2005.  This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $1.8 million, or 116.5%, to $3.4 million for the quarter ended June 30, 2006 from $1.6 million for the quarter ended June 30, 2005, primarily due to the increase in revenue.  As a percentage of revenue, cost of goods sold (excluding amortization) increased to 8.9% in the quarter ended June 30, 2006 compared to 6.9% in the quarter ended June 30 2005, primarily due to an increase in costs of goods related to the growth under our contracts with the Department of Defense ($0.5 million of which is related to the start-up of our Germany operations), and merchandise we purchased for our own account and sold on Liquidation.com.

Profit-sharing distributions increased $8.0 million, or 64.1%, to $20.5 million for the quarter ended June 30, 2006 from $12.5 million for the quarter ended June 30, 2005, which was primarily due to the addition of our scrap contract with the DoD, which utilizes our profit-sharing model. As a percentage of revenue, profit-sharing distributions decreased to 53.0% in the quarter ended June 30, 2006, from 54.6% in the quarter ended June 30, 2005, which was primarily due to a decrease to 81.6% in the quarter ended June 30, 2006 from 86.4% for the quarter ended June 30, 2005 in the amount of revenue generated under our profit-sharing model. This decrease is a result of faster growth in our commercial business, where most of our sellers have adopted our consignment model. Revenue from our consignment model increased to 8.0% in the quarter ended June 30, 2006 from 5.8% in the quarter ended June 30, 2005.

Technology and operations expenses increased $1.6 million, or 45.2%, to $5.3 million for the quarter ended June 30, 2006 from $3.7 million for the quarter ended June 30, 2005. The increase was primarily due to the addition of $1.3 million of technology and operations personnel expenses needed to support the increased in gross merchandise volume.  Of this $1.3 million in expenses, $0.5 million related to the start up of our scrap business, $0.2 million related to the start up of our Germany business and $0.4 million related to personnel needed to support the growth of our commercial business. As a percentage of revenue, these expenses decreased to 13.7% in the quarter ended June 30, 2006 from 16.0% in the quarter ended June 30, 2005. The decrease as a percentage of revenue is primarily the result of operating efficiencies gained as fixed costs, such as programming and customer support staff, were spread over a larger revenue base.

Sales and marketing expenses increased $1.0 million, or 75.2%, to $2.4 million for the quarter ended June 30, 2006 from $1.4 million for the quarter ended June 30, 2005. As a percentage of revenue, these expenses increased to 6.2% in the quarter ended June 30, 2006 from 6.0% in the quarter ended June 30, 2005. The increase was primarily due to $0.5 million of sales and marketing personnel expenses and $0.4 million in increased expenditures on marketing and promotional activities across our marketplaces needed to support our growth in gross merchandise volume.

General and administrative expenses increased $1.4 million, or 74.3%, to $3.3 million for the quarter ended June 30, 2006 from $1.9 million for the quarter ended June 30, 2005. As a percentage of revenue, these expenses increased to 8.6% in the quarter ended June 30, 2006 from 8.4% in the quarter ended June 30, 2005. The increase was primarily due to (1) our new scrap contract resulting in $0.5 million of additional general and administrative expenses, (2) costs of $0.5 million related to accounting, legal, insurance, compliance and other expenses related to the requirements of being a public company, (3) expenses of $0.3 million related to the adoption of FAS 123(R) and (4) costs of $0.1 million for executive and administrative staff to support our growth and the requirements of being a public company.

Amortization of contract intangibles of $0.2 million for the quarter ended June 30, 2006, resulted from our DoD scrap contract award during June 2005. This contract required us to purchase the rights to operate the scrap operations of the DoD during the seven year base term of the contract. The intangible asset created from the $5.7 million purchase is being amortized over 84 months on a straight line basis, which began in August 2005, thus no expense was incurred in the prior period.

Depreciation and amortization expenses were consistent at $0.2 million for the quarters ended June 30, 2006 and June 30, 2005.

Interest income and expense and other income, net, of $0.5 million of income for the quarter ended June 30, 2006 changed by $0.6 million from $0.1 million of expense for the quarter ended June 30, 2005.  This change is a result of the completion of our initial public offering in February 2006 when we repaid the $2.4 million indebtedness associated with our senior credit facility as well as our $2.0 million subordinated note payable and invested the remaining proceeds.

Income tax expense increased $0.9 million to $1.4 million for the quarter ended June 30, 2006 from $0.5 million for the quarter ended June 30, 2005, due to the increase in income before provision for income taxes and the exhaustion of our remaining federal NOLs during the year ended September 30, 2005 during which our effective tax rate was 22%, compared to 40% for the current period.

Adjusted net income increased $1.4 million, to $2.5 million for the quarter ended June 30, 2006 from $1.1 million for the quarter ended June 30, 2005. As a percentage of revenue, adjusted net income increased to 6.5% in the quarter ended June 30, 2006 from 4.6% in the quarter ended June 30, 2005.  The increase was due to the result of our growth in GMV, while leveraging our fixed expenses.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA increased $2.1 million or 109% to $4.0 million for the quarter ended June 30, 2006 from $1.9 million for the quarter ended June 30, 2005.  As a percentage of revenue adjusted EBITDA increased to 10.2% for the quarter ended June 30, 2006 from 8.3% for the quarter ended June 30, 2005.  The increase is primarily due to operating efficiencies gained as a result of the growth in GMV.

Adjusted basic earnings per share increased $0.03 to $0.09 for the quarter ended June 30, 2006, based on 27.3 million weighted average shares outstanding, from $0.06 and 19.1 million weighted average shares outstanding for the quarter ended June 30, 2005.

Adjusted diluted earnings per share increased $0.04 to $0.09 for the quarter ended June 30, 2006, based on 28.3 million diluted weighted average shares outstanding, from $0.05 and 22.6 million diluted weighted average shares outstanding for the quarter ended June 30, 2005.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

Registered Buyers totaled approximately 489,000 at June 30, 2006, representing an increase of 134,000 or 38% over the approximate 355,000 Registered Buyers at the end of June 30, 2005.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to 261,000 for the quarter ended June 30, 2006, representing an increase of 50,000 or approximately 23% over the 211,000 Auction Participants for the quarter ended June 30, 2005.

Completed Transactions increased to a record 50,000 for quarter ended June 30, 2006.  The Company has seen a significant increase in average transaction value to over $925 for the quarter ended June 30, 2006 from approximately $538 for the quarter ended June 30, 2005.  This 72% increase is being driven buy our buyers, who are looking for larger merchandise lots, especially in our scrap business.

The Company continues to have a strong balance sheet.  At June 30, 2006, LSI had $63.7 million of cash, current assets of $70.1 million and total assets of $81.8 million.  The Company continues to be debt free with current liabilities of $19.3 million and long-term liabilities of $0.2 million, for total liabilities of $19.5 million at June 30, 2006.  Stockholders Equity totaled $62.4 million at June 30, 2006.

Gross merchandise volume and revenue continue to diversify with the commercial sector growing approximately 120% and the introduction of our scrap contract over the last three quarters.  As a result, our Surplus contract with the Department of Defense has decreased to 46.4% of GMV and 55.9% of revenue for the quarter ended June 30, 2006 compared to 74.7% and 86.4%, respectively, for the quarter ended June 30, 2005.

Our Scrap contract accounted for 21.3% of GMV and 25.7% of revenue for the quarter ended June 30, 2006.

The Company has two primary pricing models, the profit sharing model and the consignment model.

The amount of business coming from sellers utilizing our consignment model has increased significantly as this pricing model is primarily used by our commercial clients; the consignment model now represents 25.2% of GMV and 8.0% of revenue for the quarter ended June 30, 2006 compared to 20.2% and 5.8%, respectively, for the quarter ended June 30, 2005.

Thus, the profit sharing model, which is currently represented by the Company’s two significant contracts with the Department of Defense, or our surplus and scrap contracts, now represents 67.7% of GMV and 81.6% of revenue for the quarter ended June 30, 2006 compared to 74.7% and 86.4%, respectively, for the quarter ended June 30, 2005.

The management team is providing the following guidance for the next quarter and fiscal year 2006, which reflects current business trends and the effects of reengineering certain business processes in our Surplus business with the Department of Defense (“DoD”) as they undergo a review of their procedures regarding certain products remitted to us for sale. The implementation of these additional inventory procedures may require us to incur additional costs and will result in a delay in our receipt of certain surplus property items from the DoD, as Bill discussed in more detail earlier. Our results may also be materially affected by other factors, including the Company’s expectation that it will continue to make significant investments in its infrastructure and value-added services to support new business in both commercial and public sector markets.

We continued to make investments in our U.S. distribution center operations. In July 2006, we signed a lease for a 94,000 square-foot distribution center in Plainfield, Indiana, a suburb of Indianapolis.  To generate economies of scale, we elected to increase the size of our Indianapolis facility.  Therefore, we postponed the opening of a distribution center in the Southeast.  We expect to incur start-up costs associated with this distribution center during the next two quarters.  We would expect to have additional capital expenditures associated with our distribution center expansion, which may result in total capital expenditures for FY 2006 of $1.1 to $1.5 million.  We also had the first full quarter of our German operations in Q3 as the result of the award of a new contract by the DoD in January 2006.  We expect start-up losses for this new contract to extend over at least the next quarter, as we invest in new staff and facilities.

Included in our Scrap contract with the DoD is an incentive, which can increase the amount of profit sharing distribution we receive from 20% up to 22%.  This incentive is based on the amount of scrap sold to small businesses during the preceding 12 months.  During the first 12 month measurement period ended June 30, 2006; we achieved the 22% profit sharing rate.  This increase in rate is retroactive for the preceding 12 months, and thus we received this 12 month benefit, of approximately $453,000, in the quarter ended June 30, 2006.  We have an opportunity to receive this incentive annually throughout the Scrap contract.  The measurement period will continue to be the preceding 12 months as of June 30th of each year, and therefore this benefit, to the extent achieved, will continue to be recorded in the quarter ended June 30th.

Our guidance assumes EBITDA and Diluted EPS are adjusted for the effects of the adoption of FAS 123 (R), which we estimate to be approximately $325,000 to $350,000 for the remaining quarter of fiscal year 2006.

We expect GMV for FY2006 to be in the range of $169 million to $171 million, which is an increase from the $160 million to $165 million range provided last quarter.  In Q4-06, we expect GMV to be in the range of $42 million to $44 million.

We expect Adjusted EBITDA for FY2006 to be in the range of $14.1 million to $14.3 million, which is an increase from the $13.3 million to $13.5 million range provided last quarter.  In Q4-06, we expect Adjusted EBITDA to be in the range of $3.1 million to $3.3 million.

We estimate that Adjusted Earnings Per Diluted Share for FY2006 will be approximately $0.30, which is an increase from the $0.28 provided last quarter.  In Q4-06, we estimate that Adjusted Earnings Per Diluted Share will be $0.07.

We plan to provide specific guidance for fiscal year 2007 during our next earnings announcement, which will be subsequent to the conclusion of our fiscal year end September 30, 2006.  We continue to believe GMV and Adjusted EBITDA will increase approximately 25% and 30%, respectively, for fiscal year 2007.

I will now turn our discussion back over to Bill.

WRAP-UP:

In summary, we are pleased with the progress we made during the June quarter.

As we look forward, it is important to underscore that we are making terrific progress in building the foundation for LSI to achieve sustainable, profitable growth for investors over the long term.

We will continue to leverage our competitive advantages. We have the leading business-to-business marketplace brands in our space as well as the large lot liquidity and integrated services that are important to serving the needs of professional buyers and sellers.

Thanks for your attention and at this time we will open up the discussion to questions.